CARMAX REPORTS FOURTH QUARTER AND FISCAL YEAR 2021 RESULTS

Richmond, Va., April 1, 2021 – CarMax, Inc. (NYSE:KMX), the nation’s largest and most profitable retailer of used cars, today reported results for the fourth quarter and fiscal year ended February 28, 2021.

Fourth Quarter Highlights and Recent Developments:

•Net sales and operating revenues increased 4.1% to $5.16 billion when compared with the prior year fourth quarter. Net earnings decreased 2.3% to $209.9 million and net earnings per diluted share decreased 2.3% to $1.27 compared with the prior year quarter.

•Total used unit sales and unit sales in comparable stores decreased 0.9% and 2.3%, respectively, and wholesale units decreased 1.2% when compared with the prior year quarter. Total used, comparable store unit, and wholesale unit sales were positive for the quarter when excluding the impact of calendar shifts. Sales impacted by the delay in tax refunds and severe weather.
◦On a two-year stack, total used and comparable store unit sales were up 13.8% and 8.7%, respectively.

•Robust used unit sales growth in March 2021 when compared with COVID-impacted March 2020 and a record March 2019. Increase supported by the initial distribution of tax refund and stimulus checks, improved weather, and favorable customer response to digital enhancements and strategic initiatives.

•CarMax Auto Finance (CAF) income increased 68.2% due to the combined effects of favorable loan loss performance, higher net interest margin and an increase in average managed receivables.

•Three-quarters of our customers advanced their transaction digitally, with approximately 25% of our customers eligible to buy a vehicle online independently.

•Completed nationwide rollout of online instant appraisal offer on carmax.com, positioning us to become the largest online buyer of used autos from consumers and strengthening our leadership as the largest used auto buyer from consumers.

•Signed a definitive agreement to acquire Edmunds, further strengthening our role and reach across the used auto ecosystem while adding exceptional technology and creative talent.

CEO Commentary:

“We are extremely proud of what we have accomplished this year and how the strategic changes we have made to our business position us for accelerated growth across retail, wholesale and CarMax Auto Finance,” said Bill Nash, president and chief executive officer. “Our omni-channel experience and Love Your Car Guarantee further enhance the most customer-centric offering on the market today. Additionally, the rapid adoption of our online instant appraisal offer positions us to become the largest online buyer of used autos from consumers.

“The acquisition of Edmunds will further strengthen the role and reach of both companies,” continued Nash. “Our partnership to date has proven to be an outstanding combination as we’ve developed innovative products, including an online instant appraisal offer on both edmunds.com and carmax.com. We look forward to
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collaborating on new products and initiatives leveraging Edmunds’ industry-leading content and technology expertise to serve both CarMax and Edmunds’ customers.”

Nash concluded by stating, “We have the technology, data, talent, physical assets and scale to unlock opportunities across the used auto ecosystem. We’re excited about the future as we expect robust top line, bottom line and market share growth for the upcoming year.”

Edmunds Acquisition:

In a separate release issued today, we announced that we have signed a definitive agreement to acquire Edmunds, one of the most well established and trusted online guides for automotive information and a recognized industry leader in digital car shopping innovations. With this acquisition, CarMax will enhance its digital capabilities and further strengthen its role and reach across the used auto ecosystem while adding exceptional technology and creative talent. Edmunds will continue to operate independently and will remain focused on delivering confidence to consumers and excellent value to its dealer and OEM clients. Additionally, this acquisition will allow both businesses to accelerate their respective capabilities to deliver an enhanced digital experience to their customers by leveraging Edmunds’ compelling content and technology, our unparalleled national scale and infrastructure, and the combined talent of both businesses. A copy of the news release is available on our investor relations website at investors.carmax.com under the News Releases tab.

Fourth Quarter Business Performance Review:

Sales. Total used vehicle unit sales decreased 0.9% while comparable store used unit sales decreased 2.3% compared with increases of 14.7% and 11.0%, respectively, for the prior year’s fourth quarter. Excluding the added benefit of leap day in the prior year quarter, both total used unit and comparable store sales would have increased slightly year-over-year. For the first part of the quarter, retail sales were pressured due to the surge in COVID-19 cases, resulting in the tightening of occupancy restrictions and shelter-in-place orders. Sales then began to accelerate towards the end of December and into January as we launched our new marketing campaign, expanded our pricing tests, introduced new customer offerings and a second round of stimulus checks was issued. This trend continued until the middle of February when severe winter weather across a large portion of the U.S., delays in tax refunds relative to last year’s timing, and a lower inventory position due to COVID- and weather-related production constraints, negatively impacted retail sales. Total used vehicle revenues increased 1.8% due primarily to higher average retail selling prices versus the prior year quarter.

Total wholesale vehicle unit sales decreased 1.2% compared with the fourth quarter of fiscal 2020. The decrease in units was due to one less auction day in the quarter when compared with the prior year, the delays in tax refunds, severe weather and lower store traffic. This was partially offset by a strong fourth quarter appraisal buy rate.

Other sales and revenues decreased 1.9% to $157.4 million when compared with the fourth quarter of fiscal 2020. This decrease was mostly due to the divestiture of a new car franchise, partially offset by the 72.9% improvement in net third-party finance fees due to the favorable renegotiation of fee structures with Tier 2 and Tier 3 third-party finance providers.

Gross Profit. Total gross profit decreased 4.7% versus last year’s fourth quarter to $641.4 million. Used vehicle gross profit declined 5.8%, reflecting the decrease in total used unit sales and the impact of price reduction tests rolled out in select markets. Used vehicle gross profit per unit decreased to $2,086 compared with $2,195 in the prior year’s quarter and was consistent with our expectations. Wholesale vehicle gross profit decreased 1.5% versus the prior year’s quarter, reflecting the loss of an auction day when compared with the prior year. Wholesale vehicle gross profit of $990 per unit was in-line with the prior year quarter. Other gross profit decreased 3.2%, reflecting a decline in service profits, partially offset by changes in net third-party finance provider fees and growth in EPP revenues, which was driven by favorable adjustments to cancellation reserves and an increase in profit sharing revenue.

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SG&A. SG&A expenses increased 14.7% to $556.1 million when compared with the fourth quarter of fiscal 2020. Factors contributing to the increase include a $32.7 million increase in stock-based compensation expense and a $23.0 million increase in advertising expense. The growth in stock-based compensation expense was primarily driven by the 27.8% increase in our stock price during the current quarter versus the 10.2% decrease during the prior year quarter. Advertising expense increased due to the heavier support for our new advertising campaign launched at the end of December. SG&A per used unit was $2,713, up $368 year-over-year, largely reflecting the deleverage associated with the decline in comparable store used unit sales, the $160 per unit increase in stock-based compensation expense, the $115 per unit increase primarily in awareness advertising expense and the continued spending to advance our technology platforms and strategic support initiatives. We expect marketing spend in fiscal 2022 to remain elevated with similar per unit expenses in the second half of fiscal 2021.

CarMax Auto Finance.(1) CAF income increased 68.2% to $188.2 million when compared with last year’s fourth quarter, reflecting a decrease in the provision for loan losses to $4.6 million from $53.0 million in the prior year quarter, plus an increase in net interest margin and average managed receivables. This lower provision was a function of the observed favorable loan loss experience within the quarter compared with expectations set at the end of the third quarter, as well as our outlook on future losses. As of February 28, 2021, the allowance for loan losses of $411.1 million was 2.97% of ending managed receivables, down from 3.17% as of November 30, 2020.

CAF’s total interest margin percentage, which represents the spread between interest and fees charged to consumers and our funding costs, improved to 6.4% of average managed receivables from 5.8% in the prior year’s fourth quarter, primarily due to lower funding costs. After the effect of 3-day payoffs, CAF financed 43.5% of units sold in the current quarter, in-line with the prior year’s fourth quarter.

CAF will increase its targeted Tier 3 share from 5% to 10% with the anticipation of reaching this level by the end of the first quarter. We will continue to evaluate the lending environment and will consider adjusting the target if and when we believe changes are sustainable and in the best interest of our long-term business goals.

Share Repurchase Activity. We repurchased 0.7 million shares of common stock for $66.3 million pursuant to our share repurchase program during the fourth quarter of fiscal 2021. As of February 28, 2021, we had $1.34 billion remaining available for repurchase under the outstanding authorization.

Fiscal 2022 Capital Spending Plan. We estimate capital expenditures will increase to approximately $350 million in fiscal 2022, up from $164.5 million in fiscal 2021 and $331.9 million in fiscal 2020. The increase in planned capital spending in fiscal 2022 reflects several factors, including continued spending on technology and the opening of 10 new locations.

(1)    Although CAF benefits from certain indirect overhead expenditures, we have not allocated indirect costs to CAF to avoid making subjective allocation decisions.
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Supplemental Financial Information
Amounts and percentage calculations may not total due to rounding.

Sales Components

	Three Months Ended February 28 or 29			Years Ended February 28 or 29
(In millions)	2021	2020	Change	2021	2020	Change
Used vehicle sales	$4,328.4	$4,253.7	1.8%	$15,713.6	$17,169.5	(8.5)%
Wholesale vehicle sales	678.5	548.3	23.7%	2,668.8	2,500.0	6.7%
Other sales and revenues:
Extended protection plan revenues	118.3	115.7	2.3%	412.8	437.4	(5.6)%
Third-party finance fees, net	(2.9)	(10.6)	72.9%	(39.6)	(45.8)	13.6%
Other	42.0	55.4	(24.2)%	194.6	258.9	(24.8)%
Total other sales and revenues	157.4	160.5	(1.9)%	567.8	650.5	(12.7)%
Total net sales and operating revenues	$5,164.3	$4,962.5	4.1%	$18,950.1	$20,320.0	(6.7)%

Unit Sales

	Three Months Ended February 28 or 29			Years Ended February 28 or 29
	2021	2020	Change	2021	2020	Change
Used vehicles	204,928	206,718	(0.9)%	751,862	832,640	(9.7)%
Wholesale vehicles	103,676	104,900	(1.2)%	426,268	466,177	(8.6)%

Average Selling Prices

	Three Months Ended February 28 or 29			Years Ended February 28 or 29
	2021	2020	Change	2021	2020	Change
Used vehicles	$20,980	$20,380	2.9%	$20,690	$20,418	1.3%
Wholesale vehicles	$6,207	$4,954	25.3%	$5,957	$5,089	17.1%

Vehicle Sales Changes

	Three Months Ended February 28 or 29		Years Ended February 28 or 29
	2021	2020	2021	2020
Used vehicle units	(0.9)%	14.7%	(9.7)%	11.2%
Used vehicle revenues	1.8%	17.2%	(8.5)%	13.2%

Wholesale vehicle units	(1.2)%	2.0%	(8.6)%	4.2%
Wholesale vehicle revenues	23.7%	0.8%	6.7%	4.5%

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CarMax, Inc.

Comparable Store Used Vehicle Sales Changes (1)

	Three Months Ended February 28 or 29		Years Ended February 28 or 29
	2021	2020	2021	2020
Used vehicle units	(2.3)%	11.0%	(11.7)%	7.7%
Used vehicle revenues	0.6%	13.4%	(10.5)%	9.7%

(1)    Stores are added to the comparable store base beginning in their fourteenth full month of operation. Comparable store calculations include results for a set of stores that were included in our comparable store base in both the current and corresponding prior year periods.

Used Vehicle Financing Penetration by Channel (Before the Impact of 3-day Payoffs) (1)

	Three Months Ended February 28 or 29		Years Ended February 28 or 29
	2021	2020	2021	2020
CAF (2)	47.0%	46.7%	45.5%	46.7%
Tier 2 (3)	21.0%	20.5%	22.3%	20.2%
Tier 3 (4)	9.5%	10.0%	10.9%	10.2%
Other (5)	22.5%	22.8%	21.3%	22.9%
Total	100.0%	100.0%	100.0%	100.0%

(1)     Calculated as used vehicle units financed for respective channel as a percentage of total used units sold.
(2)    Includes CAF's Tier 3 loan originations, which represent less than 1% of total used units sold.
(3)     Third-party finance providers who generally pay us a fee or to whom no fee is paid.
(4)     Third-party finance providers to whom we pay a fee.
(5)     Represents customers arranging their own financing and customers that do not require financing.

Selected Operating Ratios

	Three Months Ended February 28 or 29				Years Ended February 28 or 29
(In millions)	2021	% (1)	2020	% (1)	2021	% (1)	2020	% (1)
Net sales and operating revenues	$5,164.3	100.0	$4,962.5	100.0	$18,950.1	100.0	$20,320.0	100.0
Gross profit	$641.4	12.4	$672.9	13.6	$2,379.1	12.6	$2,722.3	13.4
CarMax Auto Finance income	$188.2	3.6	$111.9	2.3	$562.8	3.0	$456.0	2.2
Selling, general, and administrative expenses	$556.1	10.8	$484.7	9.8	$1,898.8	10.0	$1,940.1	9.5
Interest expense	$20.3	0.4	$22.3	0.4	$86.2	0.5	$83.0	0.4
Earnings before income taxes	$262.2	5.1	$276.6	5.6	$965.3	5.1	$1,161.0	5.7
Net earnings	$209.9	4.1	$214.9	4.3	$746.9	3.9	$888.4	4.4

(1)Calculated as a percentage of net sales and operating revenues.

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Gross Profit

	Three Months Ended February 28 or 29			Years Ended February 28 or 29
(In millions)	2021	2020	Change	2021	2020	Change
Used vehicle gross profit	$427.6	$453.7	(5.8)%	$1,588.9	$1,820.1	(12.7)%
Wholesale vehicle gross profit	102.6	104.2	(1.5)%	423.3	454.4	(6.8)%
Other gross profit	111.2	115.0	(3.2)%	366.9	447.8	(18.1)%
Total	$641.4	$672.9	(4.7)%	$2,379.1	$2,722.3	(12.6)%

Gross Profit per Unit

	Three Months Ended February 28 or 29				Years Ended February 28 or 29
	2021		2020		2021		2020
	$ per unit(1)	%(2)	$ per unit(1)	%(2)	$ per unit(1)	%(2)	$ per unit(1)	%(2)
Used vehicle gross profit	$2,086	9.9	$2,195	10.7	$2,113	10.1	$2,186	10.6
Wholesale vehicle gross profit	$990	15.1	$993	19.0	$993	15.9	$975	18.2
Other gross profit	$543	70.6	$556	71.6	$488	64.6	$538	68.9
Total gross profit	$3,130	12.4	$3,255	13.6	$3,164	12.6	$3,270	13.4

(1)    Calculated as category gross profit divided by its respective units sold, except the other and total categories, which are divided by total used units sold.
(2)    Calculated as a percentage of its respective sales or revenue.

SG&A Expenses

	Three Months Ended February 28 or 29			Years Ended February 28 or 29
(In millions)	2021	2020	Change	2021	2020	Change
Compensation and benefits:
Compensation and benefits, excluding share-based compensation expense	$248.4	$238.5	4.2%	$909.8	$913.2	(0.4)%
Share-based compensation expense	43.1	10.4	314.6%	111.7	99.4	12.4%
Total compensation and benefits (1)	$291.5	$248.9	17.1%	$1,021.5	$1,012.6	0.9%
Store occupancy costs	101.6	102.1	(0.5)%	399.1	393.4	1.5%
Advertising expense	73.7	50.7	45.4%	217.5	191.3	13.7%
Other overhead costs (2)	89.3	83.0	7.5%	260.7	342.8	(24.0)%
Total SG&A expenses	$556.1	$484.7	14.7%	$1,898.8	$1,940.1	(2.1)%
SG&A per used unit	$2,713	$2,345	$368	$2,525	$2,330	$195

(1)    Excludes compensation and benefits related to reconditioning and vehicle repair service, which are included in cost of sales.
(2)    Includes IT expenses, non-CAF bad debt, insurance, preopening and relocation costs, charitable contributions, travel and other administrative expenses.

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Components of CAF Income and Other CAF Information

	Three Months Ended February 28 or 29				Years Ended February 28 or 29
(In millions)	2021	% (1)	2020	% (1)	2021	% (1)	2020	% (1)
Interest margin:
Interest and fee income	$290.9	8.5	$283.3	8.4	$1,142.0	8.5	$1,104.1	8.4
Interest expense	(71.1)	(2.1)	(89.7)	(2.7)	(314.1)	(2.3)	(358.1)	(2.7)
Total interest margin	219.8	6.4	193.6	5.8	827.9	6.1	746.0	5.7
Provision for loan losses	(4.6)	(0.1)	(53.0)	(1.6)	(160.7)	(1.2)	(185.7)	(1.4)
Total interest margin after provision for loan losses	215.2	6.3	140.6	4.2	667.2	5.0	560.3	4.3

Total other expense	—	—	—	—	(2.2)	—	—	—

Total direct expenses	(27.0)	(0.8)	(28.7)	(0.9)	(102.2)	(0.8)	(104.3)	(0.8)
CarMax Auto Finance income	$188.2	5.5	$111.9	3.3	$562.8	4.2	$456.0	3.5

Total average managed receivables	$13,708.6		$13,461.9		$13,463.3		$13,105.1
Net loans originated	$1,787.2		$1,792.5		$6,395.0		$7,089.7
Net penetration rate	43.5%		43.0%		42.5%		42.5%
Weighted average contract rate	8.5%		7.9%		8.4%		8.4%

Ending allowance for loan losses	$411.1		$157.8		$411.1		$157.8

Warehouse facility information:
Ending funded receivables	$2,314.1		$2,181.7		$2,314.1		$2,181.7
Ending unused capacity	$1,610.9		$1,318.3		$1,610.9		$1,318.3

(1)Annualized percentage of total average managed receivables.

Earnings Highlights

	Three Months Ended February 28 or 29			Years Ended February 28 or 29
(In millions except per share data)	2021	2020	Change	2021	2020	Change
Net earnings	$209.9	$214.9	(2.3)%	$746.9	$888.4	(15.9)%
Diluted weighted average shares outstanding	165.6	165.8	(0.1)%	165.1	166.8	(1.0)%
Net earnings per diluted share	$1.27	$1.30	(2.3)%	$4.52	$5.33	(15.2)%

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CarMax, Inc.

Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, April 1, 2021. Domestic investors may access the call at 1-888-298-3261 (international callers dial 1-706-679-7457). The conference I.D. for both domestic and international callers is 8345969. A live webcast of the call will be available on our investor information home page at investors.carmax.com.

A replay of the webcast will be available on the company’s website at investors.carmax.com through June 24, 2021, or via telephone (for approximately one week) by dialing 1-855-859-2056 (or 1-404-537-3406 for international access) and entering the conference ID 8345969.

First Quarter Fiscal 2022 Earnings Release Date

We currently plan to release results for the first quarter ending May 31, 2021, on Friday, June 25, 2021, before the opening of trading on the New York Stock Exchange. We plan to host a conference call for investors at 9:00 a.m. ET on that date. Information on this conference call will be available on our investor information home page at investors.carmax.com in June 2021.

About CarMax

CarMax, the nation’s largest retailer of used cars, revolutionized the automotive retail industry by driving integrity, honesty and transparency in every interaction. The company offers a truly personalized experience with the option for customers to do as much, or as little, online and in-store as they want. CarMax also provides a variety of vehicle delivery methods, including home delivery, contactless curbside pickup and appointments in its stores. During the fiscal year ending February 28, 2021, CarMax sold more than 750,000 used cars and more than 425,000 wholesale vehicles at its in-store and virtual auctions. In addition, CarMax Auto Finance originated more than $6 billion in receivables during fiscal year 2021, adding to its near $14 billion portfolio. CarMax has 220 stores, over 25,000 Associates, and is proud to have been recognized for 16 consecutive years as one of the Fortune 100 Best Companies to Work For®. For more information, visit www.carmax.com.

Forward-Looking Statements

We caution readers that the statements contained in this release about our future business plans, operations, challenges, opportunities or prospects, including without limitation any statements or factors regarding strategic transactions, expected operating capacity, sales, market share, margins, expenses, liquidity, capital expenditures, debt obligations, tax rates or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “positioned,” “predict,” “should,” “will” and other similar expressions, whether in the negative or affirmative. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:

•The effect and consequences of the Coronavirus public health crisis on matters including U.S. and local economies; our business operations and continuity; the availability of corporate and consumer financing; the health and productivity of our associates and their access to effective vaccines; the ability of third-party providers to continue uninterrupted service; and the regulatory environment in which we operate.
•Changes in general or regional U.S. economic conditions.
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•Changes in the availability or cost of capital and working capital financing, including changes related to the asset-backed securitization market.
•Changes in the competitive landscape and/or our failure to successfully adjust to such changes.
•Events that damage our reputation or harm the perception of the quality of our brand.
•Our inability to realize the benefits associated with our omni-channel initiatives.
•Our inability to realize the expected benefits of strategic transactions, including our proposed acquisition of Edmunds.
•Our inability to recruit, develop and retain associates and maintain positive associate relations.
•The loss of key associates from our store, regional or corporate management teams or a significant increase in labor costs.
•Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer, associate or corporate information.
•Significant changes in prices of new and used vehicles.
•Changes in economic conditions or other factors that result in greater credit losses for CAF’s portfolio of auto loans receivable than anticipated.
•A reduction in the availability of or access to sources of inventory or a failure to expeditiously liquidate inventory.
•Changes in consumer credit availability provided by our third-party finance providers.
•Changes in the availability of extended protection plan products from third-party providers.
•Factors related to the regulatory and legislative environment in which we operate.
•Factors related to geographic and sales growth, including the inability to effectively manage our growth.
•The failure of or inability to sufficiently enhance key information systems.
•The performance of the third-party vendors we rely on for key components of our business.
•The effect of various litigation matters.
•Adverse conditions affecting one or more automotive manufacturers, and manufacturer recalls.
•The failure or inability to realize the benefits associated with our strategic investments.
•The inaccuracy of estimates and assumptions used in the preparation of our financial statements, or the effect of new accounting requirements or changes to U.S. generally accepted accounting principles.
•The volatility in the market price for our common stock.
•The failure or inability to adequately protect our intellectual property.
•The occurrence of severe weather events.
•Factors related to the geographic concentration of our stores.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 29, 2020, and our quarterly or current reports as filed with or furnished to the U.S. Securities and Exchange Commission. Our filings are publicly available on our investor information home page at investors.carmax.com. Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling (804) 747-0422 x7865. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.
Contacts:

Investors:
    Stacy Frole, Vice President, Investor Relations
    investor_relations@carmax.com, (804) 747-0422 x7865

Media:
    pr@carmax.com, (855) 887-2915

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)

	Three Months Ended February 28 or 29				Years Ended February 28 or 29
(In thousands except per share data)	2021	% (1)	2020	% (1)	2021	% (1)	2020	% (1)
SALES AND OPERATING REVENUES:
Used vehicle sales	$4,328,400	83.8	$4,253,699	85.7	$15,713,583	82.9	$17,169,462	84.5
Wholesale vehicle sales	678,457	13.1	548,324	11.0	2,668,753	14.1	2,500,042	12.3
Other sales and revenues	157,400	3.0	160,467	3.2	567,813	3.0	650,483	3.2
NET SALES AND OPERATING REVENUES	5,164,257	100.0	4,962,490	100.0	18,950,149	100.0	20,319,987	100.0
COST OF SALES:
Used vehicle cost of sales	3,900,840	75.5	3,799,956	76.6	14,124,715	74.5	15,349,401	75.5
Wholesale vehicle cost of sales	575,836	11.2	444,107	8.9	2,245,431	11.8	2,045,680	10.1
Other cost of sales	46,212	0.9	45,570	0.9	200,878	1.1	202,566	1.0
TOTAL COST OF SALES	4,522,888	87.6	4,289,633	86.4	16,571,024	87.4	17,597,647	86.6
GROSS PROFIT	641,369	12.4	672,857	13.6	2,379,125	12.6	2,722,340	13.4
CARMAX AUTO FINANCE INCOME	188,220	3.6	111,907	2.3	562,810	3.0	456,030	2.2
Selling, general, and administrative expenses	556,054	10.8	484,728	9.8	1,898,775	10.0	1,940,067	9.5
Interest expense	20,289	0.4	22,307	0.4	86,178	0.5	83,007	0.4
Other (income) expense	(9,003)	(0.2)	1,096	—	(8,275)	—	(5,690)	—
Earnings before income taxes	262,249	5.1	276,633	5.6	965,257	5.1	1,160,986	5.7
Income tax provision	52,304	1.0	61,699	1.2	218,338	1.2	272,553	1.3
NET EARNINGS	$209,945	4.1	$214,934	4.3	$746,919	3.9	$888,433	4.4
WEIGHTED AVERAGE COMMON SHARES:
Basic	162,893		163,371		163,183		164,836
Diluted	165,596		165,810		165,133		166,820
NET EARNINGS PER SHARE:
Basic	$1.29		$1.32		$4.58		$5.39
Diluted	$1.27		$1.30		$4.52		$5.33

(1)    Percents are calculated as a percentage of net sales and operating revenues and may not total due to rounding.

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
	February 28	February 29
(In thousands except share data)	2021	2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$132,319	$58,211
Restricted cash from collections on auto loans receivable	496,415	481,043
Accounts receivable, net	239,070	191,090
Inventory	3,157,159	2,846,416
Other current assets	91,833	86,927
TOTAL CURRENT ASSETS	4,116,796	3,663,687
Auto loans receivable, net	13,489,819	13,551,711
Property and equipment, net	3,055,563	3,069,102
Deferred income taxes	164,261	89,842
Operating lease assets	431,652	449,094
Other assets	283,450	258,746
TOTAL ASSETS	$21,541,541	$21,082,182

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$799,333	$737,144
Accrued expenses and other current liabilities	415,465	331,738
Accrued income taxes	218	1,389
Current portion of operating lease liabilities	30,953	30,980
Short-term debt	—	40
Current portion of long-term debt	9,927	9,251
Current portion of non-recourse notes payable	442,652	424,165
TOTAL CURRENT LIABILITIES	1,698,548	1,534,707
Long-term debt, excluding current portion	1,322,415	1,778,672
Non-recourse notes payable, excluding current portion	13,297,504	13,165,384
Operating lease liabilities, excluding current portion	423,618	440,671
Other liabilities	434,843	393,873
TOTAL LIABILITIES	17,176,928	17,313,307

Commitments and contingent liabilities
SHAREHOLDERS’ EQUITY:
Common stock, $0.50 par value; 350,000,000 shares authorized; 163,172,333 and 163,081,376 shares issued and outstanding as of February 28, 2021 and February 29, 2020, respectively	81,586	81,541
Capital in excess of par value	1,513,821	1,348,988
Accumulated other comprehensive loss	(118,691)	(150,071)
Retained earnings	2,887,897	2,488,417
TOTAL SHAREHOLDERS’ EQUITY	4,364,613	3,768,875
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$21,541,541	$21,082,182

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Years Ended February 28 or 29
(In thousands)	2021	2020
OPERATING ACTIVITIES:
Net earnings	$746,919	$888,433
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	242,156	215,811
Share-based compensation expense	121,899	108,861
Provision for loan losses	160,703	185,695
Provision for cancellation reserves	72,235	89,272
Deferred income tax benefit	(35,787)	(1,102)
Other	(1,409)	3,507
Net (increase) decrease in:
Accounts receivable, net	(43,507)	(51,240)
Inventory	(323,318)	(326,961)
Other current assets	(50)	(19,843)
Auto loans receivable, net	(300,838)	(1,308,919)
Other assets	(12,862)	4,265
Net increase (decrease) in:
Accounts payable, accrued expenses and other
current liabilities and accrued income taxes	106,788	85,442
Other liabilities	(65,169)	(109,827)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	667,760	(236,606)
INVESTING ACTIVITIES:
Capital expenditures	(164,536)	(331,896)
Proceeds from disposal of property and equipment	1,846	3
Proceeds from sale of business	29,911	—
Purchases of investments	(3,729)	(59,050)
Sales and returns of investments	8,325	1,579
NET CASH USED IN INVESTING ACTIVITIES	(128,183)	(389,364)
FINANCING ACTIVITIES:
Decrease in short-term debt, net	(40)	(1,089)
Proceeds from issuances of long-term debt	1,754,300	6,277,600
Payments on long-term debt	(2,217,305)	(6,199,793)
Cash paid for debt issuance costs	(18,296)	(20,102)
Payments on finance lease obligations	(7,424)	(4,151)
Issuances of non-recourse notes payable	10,805,546	11,786,432
Payments on non-recourse notes payable	(10,654,011)	(10,708,564)
Repurchase and retirement of common stock	(229,938)	(567,747)
Equity issuances	143,148	124,397
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(424,020)	686,983
Increase in cash, cash equivalents, and restricted cash	115,557	61,013
Cash, cash equivalents, and restricted cash at beginning of year	656,390	595,377
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH AT END OF YEAR	$771,947	$656,390

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